                                                                            CW
[CURTISS WRIGHT LOGO]               NEWS RELEASE                          LISTED
                                                                           NYSE


--------------------------------------------------------------------------------


                              FOR IMMEDIATE RELEASE

                  CURTISS-WRIGHT REPORTS 2003 FINANCIAL RESULTS

                                      - - -
         Nine Month and Third Quarter Sales up 63% & 58%, Respectively;

                  Operating Income up 52% & 66%, Respectively;

                         Nine Month Net Earnings up 19%

                                      - - -
     Diversification Strategy & Acquisitions Keep Company Growing Profitably

Roseland, NJ--October 30, 2003--Curtiss-Wright Corporation (NYSE: CW, CW.B) today announced financial results for the nine months and third quarter ended September 30, 2003. The highlights for the periods are as follows:

Nine Months Operating Highlights

o Net sales for the first nine months of 2003 increased 63% to $552.4 million from $339.2 million in the first nine months of 2002. Acquisitions made in 2002 and in the first nine months of 2003 contributed $195.5 million in incremental sales in the first nine months of 2003.

o Operating income for the first nine months of 2003 increased 52% to $61.7 million from $40.5 million in the same prior year period.

o Net earnings for the first nine months of 2003 of $37.5 million, or $3.60 per diluted share, were up 19% over 2002 nine month net earnings of $31.4 million, or $3.01 per diluted share. The increase in 2003 net earnings was achieved despite a decline in non-operating income of $9.3 million (approximately $0.55 per diluted share) in the comparable period of 2002.

o New orders received in the first nine months of 2003 were $517.8 million, up 50% compared to the first nine months of 2002. Approximately 45% of the new orders received in 2003 were military related. Backlog decreased 6% to $448.6 million at September 30, 2003 from $478.5 million at December 31, 2002.

Three Months Operating Highlights

o Net sales increased 58% to $189.6 million in the third quarter of 2003 from $119.6 million in the comparable period of 2002. Acquisitions made in fourth quarter of 2002 and first nine months of 2003 contributed $60.7 million to sales in the third quarter of 2003.

o Operating income in the third quarter of 2003 increased 66% to $20.9 million from $12.6 million in the same prior year period.

o Net earnings for the third quarter of 2003 of $12.5 million or $1.20 per diluted share, were 11% higher than the $11.3 million, or $1.08 per diluted share for the same period of 2002. The increase in 2003 net earnings was achieved despite a decline in non-operating income of $5.6 million (approximately $0.33 per diluted share) in the comparable period of 2002.

o New orders received in the third quarter of 2003 were $126.8 million, down 3% compared to the third quarter of 2002.

Overall, sales improvements in 2003 for the three and nine months ended September 30th as compared to 2002, were due to both acquisitions and organic growth in some of our base businesses. Higher sales of flow control products to the non-nuclear navy and the nuclear power generation market, higher sales from our aerospace and domestic ground defense businesses, and higher shot-peening services, all contributed to the organic growth in base businesses. Excluding the contributions from the acquisitions consummated in 2002 and 2003, sales of the base businesses increased 8% and 5% for the three and nine months ended September 30, 2003, respectively, as compared to the comparable prior year periods. This was accomplished despite reductions in our domestic commercial aerospace OEM and overhaul and repair businesses of 26% and 22% for the three and nine month periods ended September 30th, respectively.

For the first nine months of 2003, sales increased 63% primarily due to the acquisitions made during 2002 and 2003, which contributed $195.5 million in incremental sales. Foreign currency translation had a favorable impact on year-to-date sales of $9.7 million. Operating income for the first nine months of 2003 was 52% higher than the comparable period of last year due primarily to the higher sales volume, partially offset by certain one time charges in the third quarter. Net earnings for the first nine months of 2003 were 19% above net earnings for the comparable period last year.

For the third quarter of 2003, sales increased 58% primarily due to the acquisitions made in the fourth quarter of 2002 and first nine months of 2003, which contributed $60.7 million in incremental sales. Foreign currency translation had a favorable impact on third quarter sales of $2.3 million. Operating income for the third quarter of 2003 was 66% higher than the comparable period last year due primarily to higher sales volume offset partially by certain one time charges. Net earnings for the third quarter of 2003 were 11% above net earnings for the comparable period last year.

Curtiss-Wright's third quarter 2003 performance was highlighted by strong results from our operating segments, which more than offset the decrease in the Company's non-operating pension and other non-recurring income as compared to 2002. Operating income from our business segments increased $7.1 million for the third quarter of 2003 as compared to last year's comparable period, which equates to improved earnings per diluted share of $0.42 for the third quarter of 2003. The higher operating income is mainly due to higher sales volume. The decrease in the non-operating pension income and other non-recurring other income reduced net earnings in 2003 by $0.33 per diluted share.

Martin Benante, Chairman and Chief Executive Officer of Curtiss-Wright commented, "We are pleased to report higher sales and operating income for the third quarter and first nine months of 2003 over the comparable periods last year. We experienced solid organic growth in some of our base businesses, as well as solid performances from our acquisitions. Curtiss-Wright experienced growth in 2003 in markets where most companies have experienced major downturns, specifically the power generation, gas and oil processing and certain industrial markets. Curtiss-Wright also experienced growth in our naval, military aerospace, land based military and laser peening markets. Achieving this growth in the current sluggish economy reflects our customers' continued preference to purchase our highly engineered products and services.

The commercial aerospace market has been particularly challenging, but an increase in military aerospace sales has for the most part offset the commercial downturn. Our position on many defense programs, which includes a mix of products for aerospace, land-based and naval platforms, should continue to provide opportunities for us in the future. This balanced blend of defense and commercial programs is expected to provide both short and long-term benefits to our shareholders.

Our diversification strategy has produced a balance that has allowed us to continue to achieve profitable growth from our business segments during a weak economic cycle and downturn in commercial aerospace. Our recent acquisitions have achieved better than expected results while increasing our market penetration, particularly within the defense sector, and expanded our geographic reach and technological capabilities. We remain optimistic about the rest of the year, as we expect a ramp up in a number of defense programs as well as higher sales from new products and services."

                               Segment Performance

Flow Control - Third quarter 2003 sales were $84.2 million, up 174% over the comparable period last year. The higher sales reflect the acquisitions of the Electro-Mechanical Division of Westinghouse Government Services Company ("EMD") and TAPCO International, Inc. ("Tapco") in the fourth quarter of 2002. In addition to the benefits from these acquisitions, this segment experienced organic sales growth of 11%, which was driven by stronger sales of products for the commercial power generation and non-nuclear naval markets. Sales of this business segment also benefited from favorable foreign currency translation of $0.5 million.

Overall, operating income for this segment increased 118% for the third quarter of 2003 compared to the comparable prior year period. The improvement was due to the benefit of the EMD and Tapco acquisitions, which had strong results for the third quarter of 2003. Operating income of our base businesses was down from the prior year due primarily to one time cost overruns and inventory adjustments. However, operating income for the fourth quarter of 2003 is expected to improve with a strong sales mix.

Motion Control - Sales of $70.2 million for the third quarter of 2003 increased 13% over last year principally due to the acquisition of Collins Technologies in February 2003 and a 9% sales growth in the base business. Higher sales in the base business were driven mainly by stronger domestic ground defense sales primarily related to the expedited deliveries of the Bradley fighting vehicles (hardware and spares), and an increase in sales of military aerospace products for F-16 spares, JSF development, and electronics. These higher sales were partially offset by lower commercial aerospace OEM sales due to the reduction in commercial aircraft production by Boeing, lower sales associated with the overhaul and repair services provided to the global airline industry and a slight drop in the European ground defense business. Sales of this business segment also benefited from favorable foreign currency translation of $1.0 million.

Operating income for this segment increased 51% for the third quarter of 2003 compared to the comparable period last year. The improvement was driven by higher sales volume as mentioned above and favorable sales mix due to scheduled ramp ups in various military programs. These improvements were partially offset by lower margins at the overhaul and repair business due to lower volume and unfavorable sales mix at the European defense business.

Metal Treatment - Sales for the third quarter of 2003 of $35.3 million were 30% higher than the comparable period last year. The improvement was mainly due to the contributions from the 2002 and 2003 acquisitions and higher sales of shot-peening services. Higher European shot-peening sales were mainly the result of favorable foreign currency translation, which positively impacted sales by $0.9 million. In addition, increased sales from our new laser-peening technology also contributed to the higher sales for the quarter.

Operating income increased 2% for the third quarter of 2003 as compared to the comparable period last year. Higher sales volumes, cost reduction programs, and favorable foreign currency translation all contributed to the higher operating income for the third quarter and first nine months of 2003. A major customer bankruptcy, unfavorable sales mix, and new facility start-up expenses partially offset the above gains.

Mr. Benante concluded, "We are confident in our ability to continue to build on our solid business foundation and generate long-term shareholder value by continuing to increase sales and earnings. Our diversification strategy and ongoing emphasis on technology will continue to generate growth opportunities in each of our three business segments. Although the fourth quarter of 2003 is likely to continue to present a challenging business environment, and despite higher interest expense resulting from our recently announced financing, we expect to achieve our financial targets as we had indicated we would at the end of 2002. We look forward to the remainder of this year, where we expect to see continued benefits of our strategic diversification and acquisition programs, and to reporting to our investors on our continued progress."

                                   **********

The Company will host a conference call to discuss the third quarter 2003 results at 10:00 am Friday, October 31st, 2003. A live webcast of the call can be heard on the Internet by visiting the company's website at www.curtisswright.com and clicking on the investor information page or by visiting other websites that provide links to corporate webcasts.

                               (Tables to Follow)

                   CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                      (In thousands except per share data)
                                   (Unaudited)

                                            Three Months Ended             Nine Months Ended
                                               September 30,                 September 30,
                                            2003           2002           2003           2002
                                          --------       --------       --------       --------
Net sales                                 $189,618       $119,641       $552,408       $339,205
Cost of sales                              132,601         78,442        379,677        218,152
                                          --------       --------       --------       --------
Gross profit                                57,017         41,199        172,731        121,053

Research & development expenses              5,417          3,579         16,494          7,604
Selling expenses                             9,612          8,245         28,887         21,131
General and administrative expenses         20,740         15,825         65,320         50,529
Environmental expenses, net                    380            999            380          1,246
                                          --------       --------       --------       --------

Operating income                            20,868         12,551         61,650         40,543

Pension income, net                            527          2,254          1,580          6,762
Other (expense) income, net                    (91)         3,808            182          4,328
Interest expense                            (1,113)          (380)        (2,906)        (1,039)
                                          --------       --------       --------       --------

Earnings before income taxes                20,191         18,233         60,506         50,594
Provision for income taxes                   7,672          6,921         22,992         19,150
                                          --------       --------       --------       --------
Net earnings                              $ 12,519       $ 11,312       $ 37,514       $ 31,444
                                          ========       ========       ========       ========
Basic earnings per share                  $   1.21       $   1.10       $   3.64       $   3.09
                                          ========       ========       ========       ========
Diluted earnings per share                $   1.20       $   1.08       $   3.60       $   3.01
                                          ========       ========       ========       ========
Dividends per share                       $   0.15       $   0.15       $   0.45       $   0.45
                                          ========       ========       ========       ========
Weighted average shares outstanding:
   Basic                                    10,328         10,238         10,304         10,188
   Diluted                                  10,468         10,470         10,428         10,430

Certain prior year information has been reclassified to conform to current presentation.

                   CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                    (Unaudited)     (Audited)               Change
                                                   September 30,   December 31,     -----------------------
                                                       2003            2002              $             %
                                                    ---------       ---------       ---------      --------
Assets
Current Assets:
  Cash and cash equivalents                         $ 116,046       $  47,717       $  68,329        143.2%
  Receivables, net                                    138,317         144,024          (5,707)        -4.0%
  Inventories, net                                     86,566          79,100           7,466          9.4%
  Deferred income taxes                                21,935          21,840              95          0.4%
  Other current assets                                  7,796           9,005          (1,209)       -13.4%
                                                    ---------       ---------       ---------
    Total current assets                              370,660         301,686          68,974         22.9%
                                                    ---------       ---------       ---------
Property, plant and equipment, at cost                387,661         354,989          32,672          9.2%
  Less: accumulated depreciation                      156,176         135,940          20,236         14.9%
                                                    ---------       ---------       ---------
Property, plant and equipment, net                    231,485         219,049          12,436          5.7%
Prepaid pension costs                                  77,647          76,072           1,575          2.1%
Goodwill, net                                         211,855         181,101          30,754         17.0%
Other intangible assets, net                           21,137          21,982            (845)        -3.8%
Other assets                                           12,612          13,034            (422)        -3.2%
                                                    ---------       ---------       ---------
  Total Assets                                      $ 925,396       $ 812,924       $ 112,472         13.8%
                                                    =========       =========       =========

Liabilities
Current Liabilities:
  Short-term debt                                   $     907       $  32,837       $ (31,930)       -97.2%
  Accounts payable                                     43,931          41,344           2,587          6.3%
  Accrued expenses                                     36,867          32,446           4,421         13.6%
  Income taxes payable                                 10,861           4,528           6,333        139.9%
  Other current liabilities                            35,276          53,294         (18,018)       -33.8%
                                                    ---------       ---------       ---------
    Total current liabilities                         127,842         164,449         (36,607)       -22.3%
Long-term debt                                        222,704         119,041         103,663         87.1%
Deferred income taxes                                   5,399           6,605          (1,206)       -18.3%
Accrued pension & postretirement benefit costs         77,435          77,438              (3)           0%
Long-term portion of environmental reserves            21,779          22,585            (806)        -3.6%
Other liabilities                                      16,101          11,578           4,523         39.1%
                                                    ---------       ---------       ---------
  Total Liabilities                                   471,260         401,696          69,564         17.3%
                                                    ---------       ---------       ---------

Stockholders' Equity
Common stock, $1 par value                             10,618          10,618               -          N/A
Class B common stock, $1 par value                      4,382           4,382               -          N/A
Capital surplus                                        52,251          52,200              51          0.1%
Retained earnings                                     541,174         508,298          32,876          6.5%
Unearned portion of restricted stock                      (61)            (60)             (1)         1.7%
Accumulated other comprehensive income                 13,968           6,482           7,486        115.5%
                                                    ---------       ---------       ---------
                                                      622,332         581,920          40,412          6.9%
Less:  Common treasury stock, at cost                 168,196         170,692          (2,496)        -1.5%
                                                    ---------       ---------       ---------
  Total Stockholders' Equity                          454,136         411,228          42,908         10.4%
                                                    ---------       ---------       ---------

  Total Liabilities and Stockholders' Equity        $ 925,396       $ 812,924       $ 112,472         13.8%
                                                    =========       =========       =========

Certain prior year information has been reclassified to conform to current presentation.

                   CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
                               SEGMENT INFORMATION
                                 (In thousands)

                                          Three Months Ended                              Nine Months Ended
                                            September 30,                                   September 30,
                              ----------------------------------------         ---------------------------------------
                                                                  %                                               %
                                 2003            2002           Change           2003             2002          Change
                                 ----            ----           ------           ----             ----          ------
                    Sales:
                    ------
              Flow Control     $ 84,167        $ 30,679          174.3%        $263,125         $ 95,549        175.4%
            Motion Control       70,157          61,895           13.3%         188,181          163,918         14.8%
           Metal Treatment       35,294          27,067           30.4%         101,102           79,738         26.8%
                              ---------        --------                        --------         --------

            Total Segments    $ 189,618        $119,641           58.5%        $552,408         $339,205         62.9%
                              =========        ========                        ========         ========

         Operating Income:
         -----------------
              Flow Control    $   7,110        $  3,267          117.6%        $ 30,176         $ 11,557        161.1%
            Motion Control        9,537           6,325           50.8%          18,734           20,439         -8.3%
           Metal Treatment        4,321           4,234            2.1%          13,102           10,570         24.0%
                              ---------        --------                        --------         --------

            Total Segments       20,968          13,826           51.7%          62,012           42,566         45.7%
         Corporate & Other         (100)         (1,275)          92.2%            (362)          (2,023)        82.1%
                              ---------        --------                        --------         --------

    Total Operating Income    $  20,868        $ 12,551           66.3%        $ 61,650         $ 40,543         52.1%
                              =========        ========                        ========         ========

        Operating Margins:
        ------------------
              Flow Control         8.4%           10.6%                           11.5%            12.1%
            Motion Control        13.6%           10.2%                           10.0%            12.5%
           Metal Treatment        12.2%           15.6%                           13.0%            13.3%

      Total Curtiss-Wright        11.0%           10.5%                           11.2%            12.0%
                              =========        ========                        ========         ========

================================================================================

About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Roseland, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and additionally is a provider of metal treatment services. The firm employs approximately 4,300 people. More information on Curtiss-Wright can be found on the Internet at www.curtisswright.com.

About the Centennial Celebration of Flight

On December 17, 1903, amid the sand dunes of Kitty Hawk, North Carolina, man's quest for powered flight became a reality when a small fabric and wood craft know as the Wright Flyer ushered in the aviation age. The team behind this legendary event, Orville and Wilbur Wright, along with aircraft designer Glenn Curtiss, gave birth to a new industry and founded Curtiss-Wright Corporation, today a multinational provider of metal treatment, motion control and flow control systems for the aerospace and defense industries. For more information about the Centennial Celebration of Flight, visit www.curtisswright.com/centennial.asp.

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                                       ###

Forward-looking statements in this release are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, marine, and industrial companies. Please refer to the Company's current SEC filings under the Securities and Exchange Act of 1934, as amended, for further information.

This press release and additional information is available at www.curtiss-wright.com and www.portfoliopr.com.

Contact: Glenn Tynan                                 Paul Holm & Matthew Karsh
         (973) 597-4700                              (212) 736-9224
         gtynan@cwcorp.curtisswright.com             pholm@portfoliopr.com mkarsh@portfoliopr.com

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